Exhibit 99.1

Murphy USA Inc. Announces Dividend Increase

EL DORADO, Arkansas, May 1, 2025 – The Board of Directors of Murphy USA Inc. (NYSE: MUSA) today declared a quarterly cash dividend on the Common Stock of Murphy USA Inc. of $0.50 per share, or $2.00 per share on an annualized basis, reflecting a 2% increase from the prior quarter. The dividend is payable on June 2, 2025, to stockholders of record as of May 12, 2025.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,750 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The Company and its team of approximately 17,200 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters. The Company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 214 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Director of Investor Relations and FP&A
Ash.Aulds@murphyusa.com